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                                                                    Exhibit 23.3

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Parallel Petroleum Corporation
1004 N. Big Spring, Suite 400
Midland, Texas 79701


We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement on Amendment No. 1 to Form S-3 of our report dated March 5, 2004, relating to the consolidated financial statements of Parallel Petroleum Corporation (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company's adoption of new accounting methods for asset retirement obligations and stock based employee compensation) appearing in the Company's Annual Report on Form 10-K for the year ended December 31, 2003.


We also consent to the reference to us under the caption "Experts" in the Prospectus.

/s/ BDO Seidman, LLP
Houston, Texas


November 2, 2004